Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

LENNAR AND MORGAN STANLEY REAL ESTATE ANNOUNCE

THE FORMATION OF A STRATEGIC LAND INVESTMENT VENTURE

MIAMI, November 30, 2007 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, and Morgan Stanley Real Estate, an affiliate of Morgan Stanley & Co., Inc., announced today that they have formed a strategic land investment venture to acquire, develop, manage and sell residential real estate. Concurrent with its formation, the new investment venture acquired a diversified portfolio of land from Lennar.

The properties acquired by the new entity consist of approximately 11,000 homesites in 32 communities located throughout the country. The land portfolio includes a mix of raw land as well as partially and fully developed homesites in both active and future communities. The communities are located in California, Colorado, Florida, Illinois, Maryland, Massachusetts, Nevada and New Jersey.

Lennar acquired a 20% ownership interest and 50% voting rights in the investment venture. As of September 30, 2007, the acquired properties had a net book value of approximately $1.3 billion and the sales price was $525 million. Lennar will manage the land investment venture’s operations and will receive fees for its services. It will also receive disproportionate distributions to the extent the investment venture exceeds financial targets. As a part of the transaction, Lennar entered into option agreements and rights of first offer providing Lennar the opportunity to purchase certain finished homesites at current market values at the time of exercise from the investment venture.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation said: “We are very pleased to expand our long-standing relationship with Morgan Stanley. The combined expertise and resources provided by the Lennar / Morgan Stanley team will allow us to maximize the value of this portfolio and provide a footprint to capitalize on inefficiencies in today’s residential real estate market. This transaction provides us with increased liquidity and flexibility at an opportune time.”

Citigroup Global Markets Realty Corp. acted as sole lead arranger for the non-recourse acquisition financing to the investment venture. Morgan Stanley acted as financial advisor to Morgan Stanley Real Estate.

About Lennar Corporation

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

About Morgan Stanley Real Estate

Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $158.1 billion of real estate assets worldwide and currently manages $88.3 billion in real estate assets on behalf of its clients. A complete range of market-leading investment banking services for real estate clients include advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. As a global leader in real estate lending, Morgan Stanley has offered approximately $199.6 billion of CMBS through the capital markets since 1997, including $36.1 billion through the third quarter of 2007. For more information about Morgan Stanley Real Estate, please visit www.morganstanley.com/realestate.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause Lennar’s actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of Lennar’s Annual Report on Form 10-K for our fiscal year ended November 30, 2006. Lennar does not undertake any obligation to update forward-looking statements.